Exhibit 2.1

SUBSCRIPTION AGREEMENT

____________, 2024

U.S. NeuroSurgical Holdings, Inc.
2400 Research Blvd, Suite 325
Rockville, Maryland 20850

Re:	Subscription For Shares of Common Stock

Dear Sir or Madam:

1.	Commitment.

(a)          Pursuant to this subscription agreement (“Subscription Agreement), the undersigned (“Subscriber”) hereby irrevocably subscribes for and agrees to purchase the number of shares of Common Stock, par value $0.01 per share (the “Shares”) of U.S. NeuroSurgical Holdings, Inc. (the “Corporation”), a Delaware corporation, and hereby tenders this subscription, together with payment, in the manner designated by the Corporation, at the per Share purchase price and in the aggregate amount (the “Purchase Price”) as set forth on the signature page hereof.

(b)          Subscriber shall deliver payment in the amount of the Purchase Price by either: (i) enclosing herewith a certified or official bank check payable to the Corporation or (ii) transmitting by wire transfer in accordance with instructions provided by the Corporation the amount of the Purchase Price.  The Corporation shall hold the proceeds received for the subscription in an account under the control of the Corporation, pending acceptance of the Subscription Agreement by the Corporation.

(c)          The Subscriber understands that the Corporation is authorized to accept subscriptions from one or more entities pursuant to written subscription agreements containing the same terms set forth herein (together with this subscription, the “Total Subscriptions”) representing, together with the proceeds hereof, the sale of an aggregate investment of up to $2,000,000 (the “Maximum Subscription”), and that the level of the Maximum Subscription may be increased by authorization of the Corporation’s Board of Directors.  The Subscriber further understands that the Corporation may accept this Subscription Agreement once it receives total subscriptions of $1,000,000 (the “Minimum Subscription”).  The Minimum Subscription may be changed by the Corporation with the written authorization of the Subscriber.  The Corporation shall advise the Subscriber promptly of the date of acceptance of this Subscription Agreement.

2.	Receipt of Information.

(a)          The Subscriber acknowledges that it has had access to information regarding the Corporation, including the Corporation’s filings with the Securities and Exchange Commission (the “SEC”) available on the EDGAR filing system (the “Corporation’s SEC Filings”), and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Corporation regarding its business.  The Subscriber further acknowledges that the Corporation will require substantial additional funding to achieve its goals.

(b)          In addition, the Subscriber understands as follows:

(i)            The Corporation plans to apply substantially all of the proceeds of the Total Subscriptions toward the development of the business of Elite Health Plans, Inc. a wholly-owned subsidiary of the Corporation (“Elite Health”), and administrative activities to support such activities.  Elite Health has limited operating history and has generated no revenues to date.  It is currently contemplated that Elite Health will be the only material business of the Corporation going forward, and the other current operations of the Corporation have no meaningful potential for future returns.

(ii)           As described in the Corporation’s SEC Filings, Elite Health was formed in 2017 with the purpose of establishing a managed care organization that will operate as a Medicare Advantage plan for seniors.  Medicare Advantage plans are regulated and reimbursed by the federal government and licensed by the state or states within which they operate.  The Corporation’s plan is for Elite Health to initially operate in Nevada and then in the California counties of San Bernadino, Los Angeles, and Orange.  While each of these states and markets has a growing number of Medicare eligible seniors, there can be no assurance that the Corporation will be successful in developing Medicare Advantage plans in these markets.  Moreover, there are numerous well-funded Medicare Advantage plans already operating in these markets with which Elite Health’s Medicare Advantage plans will have to compete.  If successful in Nevada and California, the Corporation’s plan is for Elite Health to identify and operate in other suitable markets, but there can be no assurance that the Corporation will be successful in such efforts.

(iii)         An investment in the Corporation involves a high degree of risk, and Some of these risks are described on Exhibit A to this Subscription Agreement.

3.	Acceptance of Subscription; Purchase of the Shares.

(a)          The Subscriber confirms its understanding that until the Corporation has executed an acknowledgment of acceptance of the Subscriber’s Subscription Agreement for Shares as provided in the form attached hereto (the “Acceptance”), the Corporation has the full right to accept or reject this Subscription Agreement.

(b)          Upon Acceptance and full payment of the Purchase Price by the Subscriber, the Corporation shall cause to be issued Shares in the name of the Subscriber as indicated on the signature page hereof.

4.            Representations and Warranties of the Subscriber.  By executing this Subscription Agreement, the Subscriber represents and warrants to the Corporation that:

(a)          The Subscriber is an Accredited Investor as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).

(b)          The Subscriber is the sole party in interest agreeing to purchase the Shares and is acquiring the Shares for the Subscriber’s own account, for investment purposes only and not with a view to the resale or other distribution thereof, in whole or in part, and agrees that it will not transfer, sell or otherwise dispose of it in any manner that will violate the Act, the rules and regulations of the SEC, or the laws and regulations of any state or any other governmental entity having jurisdiction thereof.  The Subscriber is aware that the Shares have not been registered under the Act or any state securities or "blue sky" laws and are being sold in reliance on exemptions from the registration requirements of such Act and such laws and agrees that the Shares will not be resold or transferred except as permitted under such Act and such laws pursuant to registration or exemption therefrom and that, accordingly, the Subscriber must bear the economic risk of investment in the Shares for an indefinite period of time, and the Subscriber is capable of bearing that risk.

(c)          The Subscriber hereby represents that the Subscriber has been furnished by the Corporation during the course of this transaction with all information regarding the Corporation and its businesses which the Subscriber has requested or desired to know; that the Subscriber has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Corporation concerning the terms and conditions of this offering, and any additional information which the Subscriber had requested.

(d)          The Subscriber understands that its ability to transfer the Shares will be limited, that the Shares are not registered and that at the present time there is a limited trading market for the Corporation’s common stock.  The Subscriber further understands that any sale or transfer proposed to be made of the Shares shall be made only if such sale or transfer is made pursuant to an effective registration statement or an opinion of counsel satisfactory to the Corporation that an exemption from registration under federal and state securities laws is available, and otherwise does not violate, or cause the Subscriber or the Corporation to be in violation of any law, rule or regulation.

(e)          The Subscriber understands that even if an active trading market develops for the Corporation’s common stock, resale of the Shares will require an exemption from the registration requirements of the Act.  The most common exemption, Rule 144 (the "Rule 144") promulgated under the Act, requires, among other conditions, a holding period prior to resale or transfer of securities acquired in a non-public offering.  The Subscriber understands that the Corporation is not obligated to comply with any reporting requirements under the Securities Exchange Act of 1934, as amended, as is required by Rule 144 as one of the conditions of its availability.

(f)          The Subscriber consents to the placement of a legend on any certificate or other document evidencing the Shares substantially as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF THE SAID ACT HAVE BEEN COMPLIED WITH OR UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, BOTH AS TO THE IDENTITY OF THE COUNSEL AND AS TO THE FORM AND SUBSTANCE OF THE OPINION, COMPLIANCE WITH SUCH PROVISIONS IS NOT REQUIRED.

6.            Representations and Warranties of the Corporation.  By executing the Acceptance, the Corporation represents and warrants to the Subscriber that:

(a)          The Corporation is a corporation duly organized under and validly existing pursuant to the laws of the State of Delaware and has the corporate power and authority to issue and sell the Shares to the Subscriber in accordance with the terms of this Subscription Agreement.

(b)          The Acceptance has been duly executed by Corporation and is being delivered by it to the Subscriber and constitutes the valid and binding obligations of Corporation in accordance with its terms.  When issued pursuant to the terms hereof, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

(c)          There is no litigation pending or, to the best of the knowledge of Corporation, threatened, against the Corporation or any of the businesses of the Corporation which might materially adversely affect the operations, properties or business of the Corporation.

(d)          The execution and delivery of the Acceptance will not result in a breach of any of the terms, provisions or conditions of any material agreement to which Corporation is a party.

(e)          The execution and delivery of the Acceptance by Corporation does not require the filing, approval or consent of any governmental authority which has not already been obtained.

7.            Assignment.  The Subscriber shall not transfer or assign this Subscription Agreement or any of its rights or interests in, to or under this Subscription Agreement, and any attempted transfer or assignment shall be void and without force or effect.

8.            Notices.  Each notice relating to this Subscription Agreement shall be in writing and shall be delivered in person, by registered or certified mail or by telegram.  All notices to Corporation shall be addressed to the same place to which this Subscription Agreement is addressed.  All notices addressed to the Subscriber shall be addressed to the Subscriber at the address set forth on the signature page of this Subscription Agreement or at such other address as the Subscriber may have designated in writing to the Corporation. The Subscriber may designate a new address by notice to that effect given to Corporation in accordance with this paragraph.  Unless otherwise specifically provided in this Subscription Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address, when delivered in person, when receipt of a fax is confirmed by telephone or when a telegram is received.

9.            Counterparts.  This Subscription Agreement may be executed in any number of counterparts, each of which shall be considered an original.

10.          Severability.  Every provision of this Subscription Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Subscription Agreement.

11.          Non-Waiver.  No provision of this Subscription Agreement shall be deemed to have been waived except if such waiver is contained in a written notice given to the party claiming such waiver has occurred and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

12.          Applicable Law.  This Subscription Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with, and governed by, the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

13.          Entirety of Agreement.  This Subsription Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

EXECUTION PAGE TO SUBSCRIPTION AGREEMENT OF U.S. NEUROSURGICAL HOLDINGS, INC.

IN WITNESS WHEREOF, the undesigned has executed this Subscription Agreement as of the date written above.

Signature:

Print Name:
(as it should appear on the stock certificate)

Name of Entity (if Subscriber is not an individual):
(as it should appear on the stock certificate, if not an individual)

Address:

e-mail address:

Taxpayer ID:

Investment Commitment	Purchase Price:	$____________.00

No. of Shares ($0.50/Share):

ACCEPTANCE

U.S. NeuroSurgical Holdings, Inc. hereby accepts the subscription made pursuant hereto for the Shares at the Purchase Price indicated above and confirms its agreement to all of the terms and provisions of this Subscription Agreement.

Dated: _____________, 2024

U.S. NEUROSURGICAL HOLDINGS, INC.

By:
An Authorized Officer

EXHIBIT A

CERTAIN RISKS AND INVESTMENT CONSIDERATIONS
Relating to U.S. NeuroSurgical Holdings, Inc.  (“Corporation”) and Its Wholly-Owned Subsidiary, Elite Health Plan, Inc. (“Elite Health”)

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The common stock offered to prospective Subscribers by the Corporation is highly speculative. Investing in shares of the Corporation involves significant risks and the investment is suitable only for persons who can afford to lose their entire investment. In addition to the many risks associated with investing in development stage businesses with limited access to capital, prospective Subscribers should consider the following risks relating to the Corporation and Elite Health:

The Corporation recently terminated and disposed of its historical business operations and acquired Elite Health.  Elite Health is at the beginning stages of the application process and the planning relating to the launch of Medicare Advantage plans in Nevada and parts of California.

The Corporation terminated commercial operations with respect to its historical business starting in Spring of 2021 and continues to allocate some limited resources to the wind-down of certain administrative aspects of these businesses. Today, the Corporation is focused on implementing and executing a strategy through the Corporation’s wholly owned subsidiary, Elite Health, relating to launching Medicare Advantage plans in Nevada and California.  In October 2021, the Corporation acquired all of the outstanding equity of Elite Health for a 15% equity interest in the Corporation’s principal operating entity.  Based on the terms of the transaction, Elite Health was valued for accounting purposes at $315,000 at that time.  There has been limited activity in the development of the business of Elite Health since the time of the acquisition and now we are at the early stages of the application process for Medicare Advantage plans in Nevada and California and planning for the operation of the business.

Managed care and Medicare Advantage plans are part of a highly regulated business.

Medicare Advantage plans, sometimes called “Part C” or “MA plans,” are a type of Medicare health plan offered to seniors in the U.S. Medicare Advantage plans are offered by private companies and are regulated by the federal government and licensed by the state in which those companies operate. For example, the federal agency, Centers for Medicare & Medicaid Services (CMS), exercises authority to oversee and approve the premiums and premium amounts that will be charged to beneficiaries under Medicare Advantage plans. Generally, the applicable regulation requires plans to adhere to the premium and deductible amounts that will be determined by the actuarial formulas utilized by CMS. CMS recently signaled that it will  strengthen its oversight of plan networks starting in 2024, based in part on an analysis finding that in recent years some plans were not in compliance with “network adequacy” standards. In addition, each Medicare Advantage plan/organization must be licensed under the laws in the state in which the offering company operates as a risk bearing entity. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly, and Medicare Advantage plans may face additional regulation and increased scrutiny. Those laws and regulations and their interpretation and application may also change from time to time, including in connection with a change in the current presidential administration, and those changes could have a material adverse effect on our business and results of operations. In addition,  a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Medicare Advantage plans are facing significant scrutiny and criticism and some hospital and health systems are dropping Medicare Advantage plans.

Although Medicare Advantage provides healthcare coverage to over half of the senior population in the US, a growing number of hospitals and healthcare systems are dropping some or all of their Medicare Advantage plans.  Hospital and healthcare systems have cited a number of reasons for their decision to drop Medicare Advantage plans, including billing fraud, slow payments and high denial rates.  These dynamics in the marketplace (i) may inhibit the Corporation’s and Elite Health’s ability to raise additional capital and grow and scale a Medicare Advantage plan and (ii) may result in additional regulation and oversight, thereby increasing the resources, financial and otherwise, that the Corporation and Elite Health will require to launch and operate one or more Medicare Advantage plans.

The Corporation is relying on Dr. Prasad Jeereddi, along with the team that he is in the process of assembling, to execute and implement its Medicare Advantage plan strategy.

The establishment and operation of Medicare Advantage plans is a new activity for the Corporation and it will be relying on Dr. Prasad Jeereddi, the CEO and President of Elite Health, and the team of employees and consultants that he assembles, to execute and manage Elite’s Medicare Advantage strategy and business.  In addition to Dr. Jeereddi, the Corporation has identified and engaged several experts in the managed care area, but to be successful the Corporation and Elite Health will need to attract, hire and retain additional resources with Medicare Advantage experience and build out the infrastructure to support operations. However, the Corporation could face challenges in attracting and retaining the qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. Also, if Dr. Prasad Jeereddi or other key members of the management team depart Elite Heath, the ability of the Corporation and Elite Health to successfully execute the contemplated Medicare Advantage plan strategy would be significantly impaired.

The Corporation and Elite Health will be competing against other Medicare Advantage plans and some or all of these plans may be offered by better capitalized or more established companies.

No assurance can be given that the Corporation will be successful in securing required licensing for launching a Medicare Advantage plan in any jurisdiction or successful in raising additional capital, achieving and maintaining profitability, and/or executing the Corporation’s strategic plan. If the Corporation and Elite Health are successful in launching a Medicare Advantage plan in any jurisdiction, other companies, including start-ups, better capitalized companies, or one of the established companies operating in the Medicare Advantage segment may provide similar and competing Medicare Advantage plans and patients and medical providers may opt to embrace these plans rather than the Medicare Advantage plan offered by the Corporation.

There is a limited trading market for the Corporation's common stock.  The Corporation may face challenges in securing additional financing and any additional equity financing will result in dilution.  Equity awards to the expanded management and employee base will further dilute the holders of common stock.

An active trading market for our common stock may never develop or, if developed, may not be sustained. If an active market for our securities does not develop, it may be difficult for you to sell the common stock you purchase without depressing the market price for our securities or to sell the common stock at all.

If the Corporation fails to maintain the requirements for eligibility for a registration exemption under Rule 144 promulgated under the Securities Act of 1934, there could be significant material adverse consequences, including a lack of liquidity for our securities, a limited availability of market quotations for our securities, and a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

The Corporation will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to launch Medicare Advantage plans in additional jurisdictions. There can be no assurance that additional financing will be available to the Corporation when needed or on terms which are acceptable. The Corporation’s inability to raise financing to fund on-going operations, capital expenditures or expansion could limit our growth and may have a material adverse effect upon our business, prospects, revenue, results of operation and financial condition. Further, the sale or issuance of additional shares of our common stock in the future will likely result in dilution to the Corporation’s stockholders.

Additionally, to ensure access to, and provide incentives for, the management and professional resources necessary to be successful, the Corporation will be required to incentivize its management and key employees with equity-based compensation that will further dilute the holders of common stock.

The Corporation incurs significant expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

The Corporation incurs significant costs associated with being a public company including insurance, legal, accounting, administrative and other costs and expenses. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. The costs to comply with these regulations are significant and the Corporation will be required to allocate financial resources, including proceeds from the financing contemplated hereunder, to maintain compliance with these regulations.

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